Exhibit 99.1

For Immediate Release

Imperial Oil Announces Executive Appointment

Calgary, Alberta – Wednesday, June 23, 2010 – Imperial Oil Limited announced today that R.L. (Randy) Broiles, currently senior vice-president, resources division, has accepted a position as vice-president, Americas, ExxonMobil Production Company effective July 1, 2010. Mr. Broiles will be replaced by T.G. (Glenn) Scott, currently president of ExxonMobil Canada Limited and production manager for ExxonMobil Canada East.

Mr. Scott started his career with Mobil Oil Corporation in 1986 as an operations/completions engineer and progressively held more responsible positions in the company. In 1994, he became Liquefied Natural Gas (LNG) marketing manager in Doha, Qatar, responsible for developing long-term LNG markets and negotiating sale and purchase agreements.

Following the Exxon and Mobil merger, Mr. Scott became ExxonMobil’s UK joint venture manager in London, England in 2001. The following year he was appointed U.S. equity crude sales manager in Fairfax, Va., responsible for selling and optimizing transportation for ExxonMobil’s U.S. crude oil production.

Mr. Scott became operations manager with ExxonMobil Production Company in 2004, based in Houston, Texas, and in that role was responsible for approximately one-third of ExxonMobil’s operated production in the United States.

In 2006, Mr. Scott was appointed to his current position as president of ExxonMobil Canada Limited and production manager for ExxonMobil Canada East. In this role, he has responsibility for ExxonMobil’s East Coast Canadian offshore business including the Hibernia offshore operation located off of Newfoundland and Labrador, and the Sable natural gas operation, offshore of Nova Scotia.

A native of Austin, Texas, Mr. Scott holds a Bachelor of Science in Petroleum Engineering from Texas A&M University.

Imperial Oil is one of Canada’s largest corporations and a leading member of the country’s petroleum industry. The company is a major producer of crude oil and natural gas, and one of the largest petroleum refiners and marketers with a coast-to-coast supply network that includes more than 1,800 retail service stations.

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